Exhibit 10.13
SEVERANCE AGREEMENT
THIS AGREEMENT, dated as of August 5, 2015 (the “Effective Date”), is made by and between Nanosphere, Inc., a Delaware corporation (the “Company”), and Farzana Moinuddin (the “Executive”).
WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.    Defined Terms. The definitions of capitalized terms used in this Agreement are as set forth below:
“Board” shall mean the Board of Directors of the Company.
“Cause” means any of the following: (i) the Executive’s willful failure to substantially perform his duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Executive’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Executive’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Executive’s willful and material breach of any of his obligations under any written agreement or covenant with the Company. Notwithstanding the foregoing, a termination by the Company resulting from a good faith determination that the Executive is unable, as a result of any medical or psychological illness, injury, or congenital condition, with or without reasonable accommodation, to perform the duties of his position, and that such disability has continued for a continuous period of ninety (90) days, or for periods aggregating one hundred twenty (120) days in any one year period, shall not be considered a termination without Cause for purposes of this Agreement.
“Change in Control” means any of the following: (i) a consolidation or merger of the Company with or into another entity or entities (whether or not the Company is the surviving entity); (ii) a sale or transfer by the Company of all or substantially all of its assets (determined either for the Company alone or with its subsidiaries on a consolidated basis); or (iii) any sale, transfer or issuance, or series of sales, transfer and/or issuances, of shares of the Company’s capital stock by the Company, or the holders thereof, as a result of which the holders of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors of the Company immediately prior to such sale, transfer or issuance (or series thereof) cease to own the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board, or such other committee as the Board may appoint.
“Company” shall mean Nanosphere, Inc. and shall include any successor to its business and/or assets which assumes this Agreement by operation of law, or otherwise.
“Good Reason” shall mean (i) a material diminution in the Executive’s base salary or incentive compensation opportunity, (ii) a material diminution in Executive’s duties, responsibilities and authority, or (iii) a material breach by the Company of any written agreement between the Executive and the Company; provided, however, that Executive shall not be considered to have resigned for Good Reason unless the notice of resignation is given not more than ninety (90) days following the occurrence of the event or circumstance constituting Good Reason and specifies such event or circumstance in reasonable detail, and the Company fails to cure such event or circumstance within thirty (30) days following the date of such notice. If the Company cure such event or circumstance, the Executive may withdraw his notice of resignation without prejudice, but if he fails to do so his resignation will be treated as a resignation without Good Reason.
2.    Term of Agreement. the Term of this Agreement shall commence on the Effective Date and shall continue in effect until Executive’s employment is terminated for any reason.
3.    Termination and Severance.
3.1    Termination of Employment. The Executive is and shall remain an employee at will of the Company, whose employment may be terminated at any time by either party for any reason, or without stated reason, and nothing contained in this Agreement shall be construed as a promise of continued employment. Unless otherwise provided in an employment agreement, Executive’s employment may be terminated by the Company without Cause on thirty (30) days prior written notice, or for Cause on written notice, and may be terminated by Executive, either with or without Good Reason, on thirty (30) days prior written notice. The effective date of a termination shall be the last day of the notice period; provided that in the event of a resignation by Executive the Company may relieve the Executive of his duties, and exclude him from the Company’s premises, prior to the effective date of termination, and such actions shall not be considered Good Reason. Upon termination of employment for any reason, Executive shall be entitled to his base salary accrued through the date of termination, earned but unused vacation and paid time off in accordance with Company policy, reimbursement of any business expenses properly incurred prior to the date of termination to the extent properly substantiated in accordance with Company policy, and any amounts payable upon or following termination of employment pursuant to the Company’s employee benefit plans and policies (not including any severance, separation pay, or supplemental unemployment benefit plan) in accordance with the terms of such plan or policy (collectively the “Accrued Obligations”).
3.2    Termination Not Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and the date of the notice of termination is prior to, or more than twelve (12) months following, a Change in Control, Executive shall receive, in addition to the Accrued Obligations, and subject to the remaining provisions of this Section 3, an amount (the “Severance Pay”) equal to thirty-three and one-third percent (33 1/3%) of Executive’s annual base salary as in effect immediately prior to the notice of termination, payable in substantially equal installments (each of which shall constituted a separate “payment” for purposes of Section 409A of the Code) over a period of four months commencing with the date specified in Section 3.5.
3.3    Termination Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and the date of the notice of termination occurs less than twelve (12) months following, a Change in Control, in addition to the Accrued Obligations, and subject to the remaining provisions of this Section 3, (a) Executive shall receive an amount (the “CIC Severance”) equal to thirty-three and one-third percent (33 1/3%) of the sum of Executive’s annual base salary as in effect immediately prior to the notice of termination, plus Executive’s target annual bonus for the year in which the termination occurs, payable in a single lump sum within sixty (60) days following the effective date of termination (or the date of the Change in Control, if later), (b) if Executive elects continuation coverage under one of the Company’s medical plans, for himself or his qualified dependents, pursuant to Section 4980B of the Code or any comparable law (“COBRA”), then for each of the first four months during which such COBRA coverage is in effect, the Company shall pay Executive an amount equal to the excess, if any, of the premium charged for such COBRA coverage over the premium that would be paid by an active employee for comparable coverage, and (c) all of Executive’s outstanding equity awards will be fully vested and, to the extent vesting is based upon achievement of performance goals the performance goals shall be deemed to have been satisfied at the target level.
3.4    Change in Control Following Termination. If the Executive’s employment is terminated pursuant to this Section 3.2 and the Company enters into a definitive agreement relating to a Change in Control within six (6) months following the date the notice of termination is given and the Change in Control occurs within twelve (12) months following the date the notice of termination is given, then in lieu of any further payments pursuant to Section 3.2, Executive shall receive the payment and benefits described in Section 3.3, subject to the following:
(a)    The CIC Severance shall be reduced by any installments of Severance Pay previously paid pursuant to Section 3.2;
(b)    The period for payment of the COBRA subsidy, payable pursuant to Section 3.3(b), shall commence as of the date of termination of employment, and the Executive shall receive a payment equal to the sum of the payments that would have been paid pursuant to Section 3.3(b) for each month commencing with the date of termination, payable in a lump sum within sixty (60) days following the Change in Control;
(c)    Anything else contained in the Company’s equity plans or award agreements to the contrary notwithstanding, all outstanding equity awards that were not vested on the date of termination shall remain outstanding and shall not be forfeited (but shall not be exercisable or settled) for a period of twelve (12) months following the date notice of termination is given, and shall vest and become exercisable to the extent provided in Section 3.3(c) if the Company enters into a definitive agreement relating to a Change in Control within six (6) months following the date the notice of termination is given and the Change in Control occurs within twelve (12) months following the date the notice of termination is given, and if the terms of the Change in Control provide for equity awards the vesting of which is based on achievement of performance goals to be vested on more favorable terms than as provided in Section 3.3(c), the Executive shall receive the benefit of the more favorable terms.
3.5    Release. As a condition to the receipt of the payments and benefits described in this Section 3 (other than the Accrued Obligations), Executive must first execute, and not subsequently revoke,

a release of, and covenant not to sue with respect to (the “Release”), all claims the Executive may have against the Company and its affiliates, known or unknown, arising out of the Executive’s employment and the termination of such employment, other than claims for payment of amounts described in this Section 3, Executive’s rights to indemnification, if any, with respect to claims by third parties that may have arisen prior to execution of the Release, and claims that by law cannot be released. The Release shall be in form and substance acceptable to the Company, and in order for Executive to be entitled to receive the payments and benefits described in this Section 3 (other than the Accrued Obligations), the Release must be executed, and the period provided therein for revocation must have expired, not more than sixty (60) days after the effective date of termination. Payment shall commence with the first payroll date following the date on which the revocation period expires; provided that in the event that the sixty (60) day period following the date of termination ends in the calendar year following the year that includes the date of termination, then any payment that is subject to Section 409A of the Code shall be paid not earlier than the first payroll date in the calendar year following the year that includes the date of termination.
3.6    Compliance with Restrictive Covenants. To the extent that Executive is party to any agreement, or Company policy, imposing restrictions upon his activities following his termination of employment (including but not limited to any restrictions on competitive activities, solicitation of employees or customers, or use of confidential information, or any requirement of cooperation), then payment of the amounts described in this Section 3 is expressly conditioned upon Executive’s continued compliance with each such agreement or policy, and in the event of any breach by Executive of any such agreement or policy, Executive’s right to any payments or benefits under this Section 3 (other than the Accrued Obligations shall be immediately forfeited, in addition to any other legal or remedies the Company may have with respect to such agreement or policy.
3.7    Mitigation and Offset. Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of payments and benefits pursuant to this Section 3, and such payments and benefits shall not be offset by any compensation or other amounts received from any other source, provided that to the extent Executive’s COBRA coverage is terminated by reason of Executive’s coverage under another medical plan (or for any other reason), the Company’s obligation to pay the amounts described in Section 3.3(b) shall terminate. Notwithstanding the foregoing, the Company may offset any amount payable to Executive by any amount owed by Executive to the Company or any of its affiliates, to the extent permitted by Section 409A of the Code.
3.8    Exclusivity of Payments. Payment pursuant to this Section 3 shall be in full satisfaction of any amounts owed to Executive upon, following, or by reason of, the termination of his employment, and Executive shall not be entitled to any amounts other than as specified in this Section 3. Notwithstanding the foregoing, Executive’s entitlement upon termination of employment under any bonus, incentive, or equity plan or program of the Company shall, except as otherwise specifically provided herein, be determined by the terms of such plan or program.
3.9    Golden Parachute Rules. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 3.9, the reduction shall occur in the following order: (a) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (e) hereof), (b) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (e) hereof), (c) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments subject to clause (e) hereof) the vesting of which is based upon the achievement of performance goals, (d) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments subject to clause (e) hereof) the vesting of which is based only upon continued employment, and (e) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. The determination of whether the any payment or benefit shall be reduced as provided in this Section 3.9 hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive.
4.    Administration; Claims and Appeals
4.1    Administration. It is acknowledged that this Agreement is one of a series of substantially similar agreements being entered into between the Company and its senior executives and that all of such agreements, in the aggregate, constitute an employee severance benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Committee shall be the plan administrator as defined in ERISA, and shall have full authority to interpret the plan and this Agreement and to make all determinations necessary and appropriate for the administration of the plan and this Agreement. All determinations made by the Committee in its capacity as plan administrator shall be final and binding on all parties.
4.2    If the Executive, or any person claiming through the Executive, believes that he has been improperly denied a benefit under this Agreement, he may submit a claim to the Committee for such benefit in writing not more than 180 days after the date on which such claim arises. If a claim is denied in whole or in part, the Committee will furnish the Executive within ninety (90) days after receipt of such claim with a written notice, written in a manner calculated to be understood by the Executive, which includes (i) the specific reason(s) for the denial, (ii) specific references to the Agreement provisions on which the denial is based, (iii) a description of any additional material or information necessary for properly completing the claim and an explanation why such material or information is necessary, (iv) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his claim, and (v) an explanation of the Agreement’s appeal procedures. The 90-day period for responding to a claim may be extended by up to an additional 90 days if the Executive is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial 90-day period.
4.3    The Executive may appeal the denial of his claim and have the Committee reconsider the decision. The Executive or the Executive’s authorized representative has the right to: (i) request an appeal by written notice to the Committee at the address identified above no later than 60 days after the receipt of the notice from the Committee denying the Executive’s claim, (ii) upon request and free of charge, review or receive copies of any documents, records or other information relevant to the Executive’s claim, and (iii)

submit written comments, documents, records and other information relating to the Executive’s claim in writing to the Committee. In deciding the Executive’s appeal, the Committee will take into account all comments, documents, records and other information submitted by the Executive relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Executive does not provide all the necessary information for the Committee to process the appeal, the Committee may request additional information and set deadlines for the Executive to provide that information.
4.4    The Committee’s decision on review will be in writing, written in a manner calculated to be understood by the Executive, and will include (i) specific reason(s) for the decision, (ii) specific references to the Agreement provisions on which the decision is based, (iii) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his claim, and (iv) a statement of the Executive’s right to bring a civil action under ERISA Section 502(a) following a denial of his appeal for benefits. The notice will be delivered to the Executive within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the 60-day period may be extended by up to an additional 60 days if the Executive is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial 60-day period.
4.5    The provisions of this Section 4 are intended to comply with ERISA Section 503 and the Regulations issued thereunder, and will be so construed. In accordance with such Regulations, each Executive will be entitled, upon written request and without charge, to review and receive copies of all material relevant to his claim within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8), and to be represented by a qualified representative.
4.6    The Executive shall not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Agreement without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 4, and in any event not more than 180 days after the appeal is denied in accordance with paragraph (c) above.
5.    Miscellaneous.
5.1    Binding Effect; Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
5.2    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s address on the Company’s personnel records and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Nanosphere, Inc.
4088 Commercial Ave.
Northbrook, IL 60062
Attention: Chairman of the Board
5.3.    Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
5.4    Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. This Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including, without limitation, the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement. Section headings and titles are for convenience of reference only and shall not be given any substantive effect.
5.5    Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.
5.6    Tax Matters. All payments to Executive will be subject to all applicable federal, state and local tax withholding requirements. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Code, and to the maximum extent permitted by applicable law, the Agreement, shall be administered and interpreted in a manner consistent with this intent. Without limiting the generality of the preceding statement, (a) to the extent any payment to the Executive resulting from a termination constitutes deferred compensation subject to Section 409A, if the Executive’s termination does not constitute a separation from service as defined in Section 409A, such payment shall be deferred until the Executive dies or incurs a separation from service as so defined; (b) if the Executive is a specified employee as defined in Section 409A on the date on which he incurs a separation from service, any amount payable by reason of such separation from service that is subject to Section 409A (including any amount deferred pursuant to (a)) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of Executive’s death, and all such amount shall be paid in a lump sum without interest on such date, and (c) if a Change in Control occurs that is not a change in control event with respect to Executive as defined in Section 409A, any installments of Severance Pay that would have been paid pursuant to Section 3.2 had a Change in Control not occurred that are subject to Section 409A will be paid at the time they would have been paid had the Change in Control not occurred and the CIC Severance amount shall be reduced by the amount of such payments. Anything else contained herein to the contrary notwithstanding, in no event shall the Company have any obligation to the Executive by reason of any adverse tax effect, pursuant to Section 409A, Section 4999 of the Code, or otherwise, resulting from any payment to the Executive pursuant to this Agreement.

5.7    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
5.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
NANOSPHERE, INC.

By: /s/ Lorin J. Randall
Name: Lorin J. Randall
Title: Chairman of the Board

/s/ Farzana Moinuddin
EXECUTIVE